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EXHIBIT 4

JOINT FILING AGREEMENT
dated October 20, 2003
Re: Joint Filing of Schedule 13D

        In accordance with Rule 13d-1(h) of the Securities Exchange Act of 1934, as amended, the undersigned agree that

          (i)  each of them is individually eligible to use the Schedule 13D attached hereto;

         (ii)  the attached Schedule 13D is filed on behalf of each of them; and

        (iii)  each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information therein concerning itself; but none of them is responsible for the other persons making the filing, unless it knows or has reason to believe that such information is inaccurate.

AMERIMAX PENNSYLVANIA, INC.
By:	/s/ R. SCOTT VANSANT Name: R. Scott Vansant Title: Vice President and Chief Financial Officer
AMERIMAX FABRICATED PRODUCTS, INC.
By:	/s/ R. SCOTT VANSANT Name: R. Scott Vansant Title: Vice President and Chief Financial Officer
EURAMAX INTERNATIONAL, INC.
By:	/s/ R. SCOTT VANSANT Name: R. Scott Vansant Title: Vice President and Chief Financial Officer

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  EXHIBIT 4
JOINT FILING AGREEMENT dated October 20, 2003 Re: Joint Filing of Schedule 13D